Exhibit 10.8

1.	Date of Agreement December 1, 2009		THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO)
			STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: “SHIPMAN 98” Part 1
2.	Owners (name, place of registered office and law of registry) (Cl.1)	3.	Managers (name, place of registered office and law of registry) (Cl.1)
	Name Noemi Shipping Company Limited		Name Scorpio Ship Management sam
	Place of registered office Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands		Place of registered office 9 blvd Charles III, MH98000 Monaco
	Law of registry Marshall Islands		Law of registry Principality of Monaco
4.	Day and year of commencement of Agreement (Cl.2) December 1, 2009
5.	Crew Management (state “yes” or “no” as agreed (Cl.3.1) YES	6.	Technical Management (state “yes” or “no” as agreed) (Cl.3.2) YES
7.	Commercial Management (state “yes” or “no” as agreed) (Cl.3.3) NO	8.	Insurance Arrangements (state “yes” or “no” as agreed) (Cl.3.4) YES
9.	Accounting Services (state “yes” or “no” as agreed) (Cl.3.5) YES	10.	Sale or purchase of the Vessel (state “yes ” or “no” as agreed) (Cl.3.6) YES
11.	Provisions (state “yes” or “no” as agreed) (Cl.3.7) YES	12.	Bunkering (state “yes” or “no” as agreed) (Cl.3.8) NO
13.	Chartering Services Period (only to be filled in if “yes” stated in Box 7) (Cl.3.3(i)) NO	14.	Owner’s Insurance (state alternative (i), (ii) or (iii) of (Cl.6.3) 6.3(i) to apply
15.	Annual Management Fee (state annual amount) (Cl.8.1) US$200,000.	16.	Severance Costs (~~state maximum amount~~) (Cl.8.4(ii)) For Owners’ account: please see clause 8.4 (ii)
17.	Day and year of termination of Agreement (Cl.17) See clause 17.	18.	Law and Arbitration (state alternative 19.1, 19.2 or 19.3; if 19.3 place of arbitration must be stated) (Cl.19) 19.1
19.	Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Cl.20) c/o Scorpio Commercial Management sam 9 blvd Charles III MC98000 Monaco	20.

Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Cl. 20)

9 blvd Charles III

MC98000 Monaco

phone +377 97985700

fax +377 92057045

e-mail: technical@scorpio.mc

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as Annexes “A” (Details of Vessel), “B” (Details of Crew), “C” (Budget) and “D” (Associated vessels) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes “A”, “B”, “C”, and “D” shall prevail over those of PART II to the extent of such conflict but no further.

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

1.	Definitions

In this Shipman 98 form (together with the Additional Clauses of even date herewith and any Schedules thereto (the “Agreement”)) save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.

“Owners” means the party identified in Box 2.

“Managers” means the party identified in Box 3.

“Vessel” means the vessel or vessels details of which are set out in Annex “A” attached hereto.

“Crew” means the Master, officers and ratings of the numbers, rank and nationality specified in Annex “B” attached hereto.

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the forgoing, shall include the cost of crew standby pay, training schemes, sick pay, study pay, recruitment and interviews.

“Severance Costs” means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.

“Crew Insurances” means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.

“Management Services” means the services specified in sub-clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for the Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

2.	Appointment of Managers

With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners herby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.

3.	Basis of Agreement

Subject to the terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.

3.1 Crew Management

(only applicable if agreed according to Box 5)

The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but is not limited to the following functions:

(i)	selecting and engaging the Vessel’s –Crew, including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;

(ii)	ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew’s tax, social insurance, discipline and other requirements;

(iii)	ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements. ~~In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;~~

(iv)	ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;

(v)	arranging transportation of the Crew, including repatriation;

(vi)	training of the Crew and supervising their efficiency;

(vii)	conducting union negotiations;

(viii)	operating the Managers’ drug and alcohol policy unless otherwise agreed.

3.2 Technical Management

(only applicable if agreed according to Box 6)

The Managers shall provide technical management which includes, but is not limited to, the following functions:

(i)	provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;

(ii)	arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel to the standards required by the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification Society;

(iii)	arrangement of the supply of necessary victualling, stores, spares, ~~and~~ lubricating oil and services for the Vessel;

(iv)	appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(v)	development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code and an ISPS (see sub-clauses 4.2 and 5.3)

~~3.3 Commercial Management~~

~~(only applicable if agreed according to Box 7)~~

~~The Managers shall provide the commercial operation of the Vessel, as required by the Owners, which includes, but is not limited to, the following functions:~~

~~(i)~~	~~providing chartering services in accordance with the Oweners’ instructions which include, but are not limited to, seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contract exceeds the period stated in Box 13, consent thereto in writing shall first be obtained from the Owners.~~

~~(ii)~~	~~arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever nature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel.~~

~~(iii)~~	~~providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or dispatch moneys due from or due to the charterers of the Vessel;~~

~~(iv)~~	~~issuing of voyage instructions;~~

~~(v)~~	~~appointing agents;~~

~~(vi)~~	~~appointing stevedores;~~

~~(vii)~~	~~arranging surveys associated with the commercial operation of the Vessel.~~

3.4 Insurance Arrangements’

(Only applicable if agreed according to Box 8)

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

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“SHIPMAN 98” Standard Ship Management Agreement

The Managers shall arrange insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles and franchises.

3.5 Accounting Services

(only applicable if agreed according to Box 9)

The Managers shall:

(i)	establish an accounting system which meets the requirements of the Owners and provide regular accounting services, supply regular reports and records,

(ii)	maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.

3.6 Sale or Purchase of the Vessel

(only applicable if agreed according to Box 10)

The Managers shall, if so requested and in accordance with the Owner’s instructions, provide technical assistance in connection with any sale of the Vessel, supervise the sale or purchase of the Vessel, including the performance of any sale or purchase agreement, but not negotiation of the same. Any time lost by the Vessel and cost associated with sale and purchase of the Vessel will be considered as contingency and out of budget (please refer to clause 8.10 hereto).

3.7 Provisions (only applicable if agreed according to Box 11)

The Managers shall arrange for the supply of provisions.

~~3.8 Bunkering (only applicable if agreed according to Box 12)~~

~~The Managers shall arrange for the provision of bunker fuel of the quality specified by the Owners as required for the Vessel’s trade,~~

4.	Managers’ Obligations

4.1 The Managers undertake to use their best endeavours to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder. Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

4.2 Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.

5.	Owner’s Obligations

5.1 The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.

~~5.2 Where the Managers are providing Technical Management in accordance with sub-clause 3.2, the Owners shall:~~

~~(i)~~	~~procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;~~

~~(ii)~~	~~instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Manager’s safety management system,~~

~~5.3 Where the Managers are not providing Technical Management in accordance with sub-clause 3.2, the Owners shall procure that the requirements of the law of the flag of the Vessel are satisfied and that they, or such other entity as may be appointed by them and identified to the Managers, shall be deemed to be the “Company” as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.~~

6.	Insurance Policies

The Owners shall procure, whether by instructing the Managers under sub-clause 3.4 or otherwise, that throughout the period of this Agreement:

6.1 at the Owners’ expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:

(i)	usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(ii)	protection and indemnity risks (including pollution risks and Crew Insurance, FDD cover); and

(iii)	war risks (including protection and indemnity and crew risks)

(iv)	Loss of Hire (TBA)

In accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations (“the Owners Insurance”);

6.2 all premiums and calls on the Owners’ Insurance are paid promptly by their due date,

6.3 the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-class 6.1:

(i)	on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the Owners’ Insurances; or

~~(ii)~~	~~if reasonably obtainable, on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ Insurances; or~~

~~(iii)~~	~~on such other terms as may be agreed in writing, indicate alternative (i), (ii), or (iii) in Box-14. If Box-14 is left blank then (i) applies.~~

6.4 written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.

7.	Income Collected and Expenses Paid on Behalf of Owners

7.1 All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate bank account.

7.2 All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against the owners in the account referred to under sub-clause 7.1 but shall in any event remain payable by the Owners to the Managers on demand.

8.	Management Fee – see also Additional Clause 24

8.1 The Owners shall pay to the Managers for their services as Managers under this Agreement an annual management fee as stated in Box 15 which shall be payable by equal monthly instalments in advance, the first instalment being payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent instalments being payable every month.

8.2 The management fee shall be subject to an annual review on the anniversary date of the Agreement and the proposed

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

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“SHIPMAN 98” Standard Ship Management Agreement

fee shall be presented in the annual budget referred to in sub-clause 9.1.

8.3 The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office, staff, facilities and stationery. Without limiting the generality of Clause 7 the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.

8.4 In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clauses 17 and 18 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of, the “management fee” payable to the Managers according to the provisions of sub-clause 8.1, shall continue to be payable for a further period of three calendar months as from the termination date. In addition, provided that the Managers provide Crew for the Vessel in accordance with sub-clause 3.1:

(i)	the Owners shall continue to pay Crew Support Costs during the said further period of three calendar months and

(ii)	the Owners shall pay ~~an equitable proportion of any~~ the Severance Costs in full ~~which may materialize, not exceeding the amount stated in Box 16~~.

8.5 If the Owners decide to lay-up the Vessel whilst this Agreement remains in force and such lay-up lasts for more than three months, an appropriate reduction of the management fee for the period exceeding three months until one month before the Vessel is again put into service shall be mutually agreed between the parties.

8.6 Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.

8.7 Where a charterers vetting inspection may be required and a pre-inspection is requested, the costs of such additional services shall be charged to the Vessel’s account (see cl. 23)

8.8 If the Vessel is placed on time charter, additional expenses incurred in complying with charterers requirements (including, but not limited to, additional reporting requirements and visits to the charterers) will be paid by the Owners.

8.9 All fees are exclusive of Value Added Taxes or other applicable taxes, if any.

8.10 If as a result of collision, accident, emergency, or any other extraordinary circumstances, the Manager’s workload is increased beyond that which the parties could reasonably have anticipated, the Managers shall be entitled to reasonable additional remuneration having regard to the nature of the incident, the personnel and resources of the Managers deployed, and all other relevant circumstances including insurance recoveries.

9. Budgets and Management of Funds

9.1 The Managers shall present to the Owners annually a budget for the following twelve months in such form as the Owners require. The budget for the first year hereof is set out in Annex “C” hereto. Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners not less that ~~three months~~ one month before the anniversary date of the commencement of this Agreement (see Clause 2 and Box 4).

9.2 The Owners shall Indicate to the Managers their acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget.

9.3 Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel and the Managers shall each month up-date this estimate. Based thereon, the Managers shall each month request the Owners in writing for the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a separate bank account.

9.4 The Managers shall produce a comparison between budgeted and actual income and expenditure of the Vessel in such form as required by the Owners ~~monthly~~ on a quarterly basis or such ~~other intervals as mutually agreed~~.

9.5 Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

10. Managers’ Right to Sub-Contract

The Managers shall not have the right to sub-contract any of their obligations hereunder, including those mentioned in sub-clause 3.1, without the prior written consent of the Owners which shall not be unreasonably withheld. In the event of such a sub-contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.

11. Responsibilities

11.1 Force Majeure – Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

11.2 Liability to Owners – (i) Without prejudice to sub-clause 11.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers or their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

(ii) Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under sub-clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 11.

11.3 Indemnity – Except to the extent and solely for the amount therein set out that the Managers would be liable under sub-clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

11.4 “Himalaya” – It is hereby expressly agreed that no employee or agent of the Managers (including every sub-

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II

“SHIPMAN 98” Standard Ship Management Agreement

contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employees or agent of the Managers acting as aforesaid and for the purpose of all of the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

12.	Documentation

Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available, upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.

13.	General Administration

13.1 The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.

13.2 The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.

13.3 The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel, save managers should obtain Owners approval prior to taking any action if time permits.

13.4 The Owners shall arrange for the provision of any necessary guarantee bond or other security.

13.5 Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.

14.	Auditing

The Managers shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed. On the termination, for whatever reasons, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.

15.	Inspection of Vessel

The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.

16.	Compliance with Laws and Regulations

The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades, presently in force. Any additional time and costs arising out of the requirements for compliance with rules and regulations (including research expenses) which may become enforceable on the Vessel shall be for Owners account.

17.	Duration of the Agreement

This Agreement shall come into effect on the day and year stated in Box 4 and shall remain in force and effect (unless earlier terminated in accordance with the terms of clause 18) for a minimum period of three (3) calendar years and thereafter shall continue indefinitely unless terminated in accordance with the provisions hereof ~~continue until the date stated in~~ Box 17~~. Thereafter it shall continue until terminated by~~ Upon expiration of the first calendar year either party ~~giving~~ may give to the other notice of termination in writing, in which event the Agreement shall terminate upon the expiration of a period of two ~~months~~ (2) calendar years from the date upon which such notice was given. Clause 18.6 will apply.

18.	Termination.

18.1 Owners’ default

(i)	The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement and/or the owners of any associated vessel, details of which are listed in Annex “D”, shall not have been received in the Managers’ nominated account within ten running days of receipt by the Owners of the Managers written request or if the Vessel is repossessed by the Mortgagees.

(ii)	If the Owners:

(a)	fail to meet their obligations under sub-clauses 5.2 and 5.3 of this Agreement for any reason within their control, or

(b)	proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.2 Managers’ Default

(i) If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible. In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners, the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.

(ii) If the Mangers are convicted of, or admits guilt for, a crime, then the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.

18.3 Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.

18.4 For the purpose of sub-clause 18.3 hereof

(i)	the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Owners cease to be registered as Owners of the Vessel;

(ii)	the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

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“SHIPMAN 98” Standard Ship Management Agreement

constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.

18.5 This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement of composition with its creditors.

18.6 The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

19.	Law and Arbitration

19.1 This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoints its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In case where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~19.2 This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceeding shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In case where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~19.3 This Agreement shall be governed by and construed in accordance with the laws of the place-mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~19.4 If Box 18 in Part I is not appropriately filled in, sub-clause 19.1 of this Clause apply.~~

~~Note: 19.1, 19.2 and 19.3 are alternatives; indicate alternative agreed in Box 18~~.

20.	Notices.

20.1 Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.

20.2 The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.

The Additional Clauses attached hereto together with any subsequent addenda, schedules, appendicies or otherwise, shall be construed as an integral paort of this Agreement and shall be interpreted accordingly.

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply. BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

SHIPMAN98

ADDITIONAL CLAUSES TO THE MANAGEMENT AGREEMENT

MADE BETWEEN:

(I) NOEMI SHIPPING COMPANY LIMITED

AND

(II) SCORPIO SHIP MANAGEMENT SAM

21.	OPA

21.1	The Managers will:-

(i)	arrange for the preparation, filing and updating of a contingency Vessel Response Plan in accordance with the requirements of OPA and instruct the Crew in all aspects of the operation of such plan;

(ii)	Identify and ensure the availability by contract or otherwise of a Qualified individual, a Spill Management Team, an Oil Spill Removal Organisation, resources having salvage, fire fighting, lightering and, if applicable, dispersant capabilities, and public relations/media personnel to assist the Owners to deal with the media in the event of discharges of oil.

21.2	The Managers are expressly authorised as agents for the Owners to enter into such arrangements by contract or otherwise as are required to ensure the availability of the services outlined in Clause 21.1. The Managers are further expressly authorised as agents for the Owners to enter into such other arrangements as may from time to time be necessary to satisfy the requirements of OPA or other US Federal or State laws.

21.3	The Owners will pay the fees due to third parties providing the services described above together with a fee to the Managers for their services. The level of fees will be included in the Vessel’s running costs.

21.4	On termination of this Agreement, the Vessel Response Plan and all documentation will be returned to the Managers at the expense of the Owners.

22.	IT Services

22.1	The Managers will, subject to the remaining provisions of this Clause 22, provide the Vessel with the Management System Software.

22.2	The main features of the Management System Software at the date of this Agreement are:

(i)	comprehensive management software providing single point of entry to the Vessel incorporating crew management, defect and deficiency reporting and performance monitoring;

(ii)	a ship to shore and shore to ship e-mail package providing cost efficient communications available to both Managers and their charterers; and

(iii)	a computerised maintenance system including inventory control and automated purchase order handling.

22.3	The cost for the Management System Software are set out in the Fee Schedule, and are included in the Vessel’s running cost, as follows:

(i)	the annual maintenance fee;

(ii)	maintenance and upgrades;

(iii)	24 hour support;

(iv)	provision of anti-virus software and regular upgrades;

(v)	operational manuals and regular updates;

(vi)	annual audit on board the Vessel providing a system health check;

(vii)	user manuals and training of the Crew in the use of the Management System Software; and

(viii)	e-mail on board the Vessel.

22.4	Such costs do not include the costs of appropriate hardware, licence fee and installation/set-up on board the Vessel.

22.5	Installation and set-up of the Information System Software will be undertaken on a date agreed between the Managers and the Owners having regard to the Vessel’s schedule and the availability of the Managers’ personnel.

22.6	The Management System Software is owned by the Managers or its subsidiaries and is protected by applicable copyright and patent laws.

22.7	The Managers do not warrant that the use or operation of the Information System Software will be uninterrupted or error free.

23.	Vetting

The Managers shall undertake as soon as reasonably possible to have the Vessel either inspected or screened by the following oil majors: BP, Shell, Exxonmobil, ChevronTexaco and Total. The cost of such vetting process is already included into the Vessel’s budget. The Managers shall use their best endeavours to accommodate the Owners request for other/additional vetting inspections or screening process, the cost of which shall be, however, considered out of budget.

24.	Management Fee

24.1	Without prejudice to the generality of clause 8.3 (Management Fee), it is agreed that the remuneration provided for by that clause shall be deemed to cover the Manager’s administrative and general expenses and any other expenses which are not directly and exclusively applicable to the operation or conduct of the business of the Vessel and shall include:

Salaries of corporate officers, executives, department heads, administrative, clerical and office employees, port engineers, port captain, port stewards, paymaster and other employees of the shore side establishment, payroll taxes, group insurance and pension annuity payments applicable to personnel in the above named categories, office and administrative expenses, including insurance, rent, heat, light, power, office stationary, office services, depreciation and repair of office equipment, janitor services and expenses, accounting expenses, the Managers’ outside auditing fees, dues and membership in trade associations, office subscriptions, contributions and donations and franchise taxes, as well as legal fees in connection with the Managers’ corporate and management functions, excluding all and any legal fees or other expenses incurred by the Managers in connection with any claims arising out of any matter related with the Vessel.

24.2	In addition to the remuneration payable to the Managers under the provisions of the first paragraph of this section, the Owners shall reimburse the Managers for, inter alia, the amount of such necessary travelling expenses (outside Monaco), seafarers interviewing costs, telephone calls, communication, vessel’s postage, freight and forwarding, warehousing, agency services and fees which are not included in budget and will be treated as contingency costs.

25.	Dry docking

Dry docking to be carried out with prior approval of costs by the Owners, however the repair list to be at the discretion of the Managers

26.	Benefit of Existing and Future Contracts

Where possible, the Owners shall (for the duration of this Agreement) have the advantage of any existing or future contracts of the Managers for the purchase or renewal of materials, facilities, services or equipment, by way of the benefit of discounts (if any).

27.	Passing of Title

27.1	To the extent already paid for by the Managers using funds specifically provided by the Owners for such a purpose, title to any goods, materials or supplies purchased by the Managers for use in the performance of this Agreement shall belong to the Owners.

27.2	Upon termination of this Agreement all such goods, materials or supplies in the hands of the Managers shall be delivered to the Vessel or if requested by the Owners the Managers shall sell or dispose of such goods, materials or supplies at such price, terms and conditions as may be approved by the Owners and remit the proceeds thereof less any expenses incurred in selling or disposing of such goods to an account of the Owners, to be advised separately in writing to the Managers.

28.	Termination on Bareboat Charter of Vessel

The Managers shall be entitled to terminate this Agreement by notice in writing in the event that the Vessel is bareboat chartered by the Owners. The date upon which the Vessel is to be treated as having been bareboat chartered, shall be the date on which the Owners deliver the Vessel to bareboat charterer, notwithstanding the fact that the Managers may learn of the bareboat charter at a later date.

29.	Slop and any other disposal ashore

Disposal of slop produced for whatever reason (including but not limited to tank inspection, repairs, drydock preparation, tank cleaning) and any other disposal ashore compulsory as per local regulation is considered out of budget and the Owners shall provide the Managers with such additional funds as may be required.

30.	ISPS Code

30.1	The Manager shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) relating to the Vessel and “the Company” (as defined by the ISPS Code). If trading to or from the United States or passing through United States waters, in addition to ensure that the Vessel has been issued with a COFR, the Manager shall also comply with the requirements of the US Maritime Transportation Security Act 2002 (the “MTSA”) relating to the Vessel and the “Owner” (as defined by the MTSA).

30.2	Where sub-chartering, the Owner shall ensure that the contact details of all sub-charterers are provided to the Managers and the Master. Furthermore, the Owners shall ensure that all charter parties entered into during the period of this Agreement contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-chartering is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

30.3	Notwithstanding anything else contained in this Agreement all costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code and/or the MTSA including, but not limited to, security guards, launch services, vessel escorts, security fees, waiting costs and associated expenses, taxes and inspections, shall be out of budget. All measures required by the Manager to comply with the Ship Security Plan shall be for the Manager’s account excluding costs associated with calls at non ISPS compliant port, facilities, installations, vessels or port, facilities, installations, vessels included in any relevant authority warning list (ie USCG Port Security Advisory) as applicable in which case Owners shall provide Managers with such additional funds as may be required.

31.	Additional Costs

The Owners’ representative’s meals and slop chest, charterers’ meal and slop chest, representation costs, gratuity (either official or not official) provided with the aim to safeguard Vessel’s operation and given in the sole discretion of Master will be separately debited to the Owners at cost. Any extraordinary trading cost (including but not limited to AMPD, COFR, ENOA/D, ICB, EWR coverage, Ransom and Kidnap coverage, security guard, special arrangement for transiting pirate infested areas etc), will be debited to Owners at cost, out of budget, contingency accounting code.

32.	Provision of Information

The Owners undertake to provide to the Managers directly or through the charterers all information and instruction necessary for the Master to efficiently perform his duties including but not limited to: charterers name and full style, cargo information including MSDS, cargo carriage instruction relevant to the particular cargo (loading, segregating, carrying, heating, discharging, purging, ventilating, tank cleaning, inerting, stripping, CO washing instruction), port and terminal information and requirements, navigation instruction, speed to be attained, notification requirement, agency full style, fuel MSDS, bunker delivery notes, information necessary for AMS reporting, chartering contracts the Owners will enter into, voyage instructions including service speeds to attain.

33.	HSQE blanket approval clause

The Owner undertakes to provide full support for the implementation and approval of the Managers’ health, safety, quality and environment policy including extra costs which could be from time to time communicated to Owners.

34.	Cabotage, storage and STS

Cabotage, storage and frequent STS are not considered normal operations and a special evaluation of risk and extra costs will be provided on a case by case basis by the Managers. The Owners shall make available to the Managers such additional funds as may be required in order for such additional duties to be carried out.

35.	Payments

All payments to the Managers shall be made in (i) full without any deductions, withholdings and/or set-off and (ii) US Dollars, to the account of the Managers from time to time advised to the Owners by the Managers.

36.	Third Party Rights

36.1	Any person (other than parties to this Agreement) who is given any rights or benefits under Clauses 10 or 11 (a “Third Party”) shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Right of Third Parties) Act 1999.

36.2	Save as provided in Clause 36.1 above the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded.

36.3	The parties may amend vary or terminate this Agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of any such Third Party.

36.4	Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this Agreement which is proposed by the parties and which may affect the rights or benefits of any such Third Party.

37.	Bunker Quality

37.1	The Owners shall provide that bunker supplied is of quality suitable for burning in the Vessel’s engines and auxiliaries and which conform to the specification(s) mutually agreed under this contract.

37.2	At the time of delivery of the Vessel the Owners shall place at the disposal of the Managers, the bunker delivery note(s) and any samples relating to the fuels existing on board. During the currency of the contract, the Owner shall ensure that bunker delivery notes are presented to the Vessel on the delivery of fuel(s) and that during bunkering representative samples of the fuel(s) supplied shall be taken at the Vessel’s bunkering manifold and sealed in the presence of competent representatives of the fuel supplier and the Vessel as foreseen by Marpol.

37.3	Without prejudice to anything else contained in this contract, the Owners shall provide that fuel supplied is of such specifications and grades to permit the Vessel, at all times, to comply with the maximum sulphur content requirements of any emission control zone when the Vessel is ordered to trade within that zone.

37.4	The Owners also warrant that any bunker suppliers, bunker craft operators and bunker surveyors used by the Owners to supply such fuels shall comply with Regulations 14 and 18 of MARPOL Annex VI as applicable, including the Guidelines in respect of sampling and the provision of bunker delivery notes.

37.5	Owners to provide as well that a bunker minimum quantity is always kept on board corresponding to 10% of any type of bunker necessary for any particular voyage or 3 days whichever is more. For vessel with a single boiler system, minimum 30 tons of distillate to be always kept on board. Commingling of bunker is not recommended and special manager permission to be obtained on a case by case basis. Managers not to be held responsible for any consequence of commingling.

38.	War, war risk areas trading.

38.1	Managers prior assessment to be always sought before to order the vessel to trade in any war, warlike area as defined by JWC and any cost directly or indirectly incurred as a consequence to obey to said order will be out of budget and debited to the Owners as contingency.

38.2	For the purpose of this clause, the words war risk shall include any actual, threatened or reported war; act of war; civil war; hostilities; revolution; rebellion; civil commotion; warlike operations; laying of mines; acts of piracy; acts of terrorists; acts of hostility or malicious damage; blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever); by any person, body, terrorist or political group, or the Government of any state whatsoever, which, in the reasonable judgment of the Managers, may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the vessel.

39.	Ice trading.

Manager prior assessment to be always sought before to order the vessel to trade in any ice bound area as defined by IWL or by prevailing local condition and any cost directly or indirectly incurred as a consequence to obey to said order will be out of budget and debited to owner as contingency.

40.	Sub-let.

Any extra cost and expenses necessary for owner to perform any sub letting charterer contract are excluded from budget. Take over cost are excluded from budget and vessel is supposed to be fully stocked at delivery

41.	Entire Agreement.

41.1	This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement; and (in relation to such subject matter) supersedes all prior discussions, understandings and agreements between the parties and all prior representations and expressions of opinion by the parties.

41.2	Each of the parties acknowledges that it is not relying on any statements, warranties, representations or understandings (whether negligently or innocently made) given or made by or on behalf of the other in relation to the subject matter hereof and that it shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement. The only remedy available shall be for breach of contract under the terms of this Agreement. Nothing in this Clause shall, however, operate to limit or exclude any liability or fraud.

Dated this 1st day of DECEMBER 2009